UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 9, 2005 (March 7, 2005)

LIBERTY PROPERTY TRUST
LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland	1-13130	23-7768996
Pennsylvania	1-13132	23-2766549

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

500 Chesterfield Parkway
Malvern, PA		19355

(Address of principal executive offices)		(Zip Code)

Registrants’ telephone, including area code:	(610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement.

     At a meeting held on March 7, 2005, the Compensation Committee of Liberty Property Trust (the “Trust”) awarded William P. Hankowsky, President and Chief Executive Officer of the Trust, a grant of 30,000 restricted common shares under the Trust’s Amended and Restated Share Incentive Plan. The purpose of the award is to act as an incentive that will enhance the Trust’s ability to retain Mr. Hankowsky’s services. The restrictions on the awarded shares will lapse on Mr. Hankowsky’s sixty-second (62nd) birthday, provided that Mr. Hankowsky continues to be employed by, or is in the service of, the Trust as of such date. The shares will also vest upon Mr. Hankowsky’s death or Disability (as defined in the Amended and Restated Share Incentive Plan), should either occur prior to the date described in the preceding sentence. Dividends will be paid on the full amount of the shares, without regard to vesting, from the date of grant, and will be automatically reinvested, through the Trust’s Dividend Reinvestment and Share Purchase Plan, in common shares, which will also be subject to the restrictions described above.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST
By:	/s/ George J. Alburger, Jr.
George J. Alburger, Jr.
Executive Vice President and Chief Financial Officer

LIBERTY PROPERTY LIMITED PARTNERSHIP
By:	Liberty Property Trust, its sole
General Partner

By:	/s/ George J. Alburger, Jr.
George J. Alburger, Jr.
Executive Vice President and Chief Financial Officer

Dated: March 9, 2005